Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of May 26, 2019, Darden Restaurants, Inc. (Darden, the Company, we, us, and our) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the Exchange Act): our Common Stock.
DESCRIPTION OF COMMON STOCK
The following description of our Common Stock and our preferred stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the Articles of Incorporation) and our By-laws, as amended (the Bylaws), each of which are incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the Florida Business Corporation Act (Florida Law) for additional information.
General
Our Articles of Incorporation currently authorizes the issuance of five hundred million shares of our Common Stock, without par value, and twenty-five million shares of preferred stock, without par value, issuable in one or more series. Our Common Stock is listed and principally traded on the New York Stock Exchange under the symbol “DRI.” All outstanding shares of our Common Stock are fully paid and nonassessable.
Dividend Rights
The holders of Common Stock are entitled to receive dividends when and as declared by our Board of Directors out of funds legally available for that purpose, provided that if any shares of preferred stock are at the time outstanding, the payment of dividends on Common Stock or other distributions (including purchases of Common Stock) may be subject to the declaration and payment of full cumulative dividends, and the absence of overdue amounts in any mandatory sinking fund, on outstanding shares of preferred stock.
Voting Rights
The holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors, subject to the voting rights of any preferred stock then outstanding. The holders of Common Stock are not entitled to cumulative voting of their shares in the election of directors. The Board of Directors is declassified and each director stands for election every year. Directors are to be elected by a majority of the votes cast by the holders of Common Stock entitled to vote and present in person or represented by proxy, provided that if the number of nominees standing for election at any meeting of the stockholders exceeds the number of directors to be elected, the directors will be elected by a plurality of the votes cast. Except as provided by law, all other matters are to be decided by a vote of a majority of votes cast by the holders of Common Stock entitled to vote and present in person or represented by proxy.
Liquidation Rights
In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of our indebtedness, and the aggregate liquidation preference of any preferred stock then outstanding.

Other Rights and Preferences
The holders of Common Stock do not have any conversion rights or any preemptive rights to subscribe for stock or any other securities of the Company. There are no redemption or sinking fund provisions applicable to our Common Stock. There are no restrictions on transfer of our Common Stock, except as provided by law. There are no provisions discriminating against existing or prospective holders of our Common Stock as a result of any stockholder owning a substantial amount of our Common Stock.
Certain Anti-Takeover Effects
Certain provisions of our Articles of Incorporation and our Bylaws may have the effect of delaying, deferring or preventing a change in control of the Company.
No Shareholder Action by Written Consent. Our Articles of Incorporation requires that all shareholder action be taken upon the vote of shareholders at an annual or special meeting of shareholders duly notice and called in accordance with Florida law, and no such action may be taken without a meeting by written consent of shareholders.
Effect of Preferred Shares. Our Board of Directors is authorized to approve the issuance of one or more series of preferred stock without further authorization of our stockholders and to fix the number of shares, the designations, the relative rights and the limitations of any series of preferred stock. As a result, our Board of Directors, without stockholder approval, could authorize the issuance of preferred stock with voting, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of Common Stock or other series of preferred stock or that could have the effect of delaying, deferring or preventing a change in our control.
Advance Notice Procedures. Our Bylaws provide for an advance notice procedure for shareholders to nominate persons to stand for election as a director or to bring other business before meetings of our shareholders. Any shareholder wishing to nominate persons to stand for election as a director or to bring other business before meetings must deliver advance written notice and certain other information to our secretary in accordance with our Bylaws.
Transfer Agent
The transfer agent for our Common Stock is Equiniti Trust Company.